Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Fred Buonocore (212) 836-9607
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS THAT

ITS CHEMICAL BUSINESS – CHEROKEE, ALABAMA FACILITY

SUFFERED DAMAGE FROM PIPE RUPTURE

AND WILL LIMIT PRODUCTION UNTIL REPAIRED

Oklahoma City, Oklahoma – November 14, 2012 – LSB Industries, Inc. (the “Company”) (NYSE: LXU) today announced that the facility of its subsidiary, Cherokee Nitrogen Company (“Cherokee Nitrogen Facility”), suffered a pipe rupture causing damage to the heat exchanger portion of its ammonia plant. The Company is determining whether damages extend beyond the area where the rupture occurred. No serious injuries, or environmental impact, resulted from the pipe rupture. Management preliminarily estimates a three to five month outage at the ammonia plant, depending on lead times for repair parts. Until the ammonia plant is repaired, we believe that the Cherokee Nitrogen Facility can produce, on a limited basis, nitric acid and ammonium nitrate solution to be produced from purchased ammonia. The Company has notified its insurer of this event. The Company’s insurance policy, which provides replacement cost coverage, has a $2.5 million deductible for property damage. The Company’s business interruption insurance covering certain lost profits and extra expense has a 30 day waiting period.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining, and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, the extent of damage to the Cherokee Nitrogen Facility, the length of time that the ammonia plant at the Cherokee Nitrogen Facility will be out of production, and whether the Cherokee Nitrogen Facility can produce until repairs are completed. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report and in the Form 10-K for year ended December 31, 2011, and the Form 10Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.